EXHIBIT 99.1

                               Contact: Stephanie Sampiere of Financial Dynamics
                                                                    212.850.5600
                                           Steve Feldman - CFO/ Barneys New York
                                                                    212.450.8613

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              BARNEYS NEW YORK, INC. REPORTS FIRST QUARTER RESULTS;
          COMP STORE SALES GROW 22%, EBITDA SURGES 104% AND NET INCOME
                             IMPROVES $4.8 MILLION



New York, N.Y., May 24, 2004 - Barneys New York, Inc. today announced results for the first quarter ended May 1, 2004.

Net sales for the first quarter increased 23.5% to $112.8 million from $91.4 million in the corresponding period last year. Comparable store sales increased 22.0%. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 104% to $10.5 million in the first quarter of 2004 compared to the prior year amount of $5.1 million. Reversing a loss in the year ago period, net income rose to $3.5 million, or 25 cents per diluted share, for the first quarter, compared with a loss of $1.2 million and 9 cents per share, in the year ago period.

"2004 is off to a very positive start," stated Howard Socol, Chairman, President and Chief Executive Officer. "Sales were strong in substantially all merchandise categories and across all of our store formats. In particular, our flagship stores in New York, Beverly Hills and Chicago and our Co-Op stores had exceptional sales performances, outpacing the Company's overall sales growth during this period." Mr. Socol continued, "Our operating performance has surpassed expectations and we are particularly pleased with our triple-digit growth in operating income and EBITDA for the period. These results are a testament to the continued execution of our core business strategies and the current momentum in the high-end retail sector."

Mr. Socol added, "We continue to improve existing store productivity, with major renovations and expansions at our Madison Avenue and Beverly Hills flagship stores. Additionally, we are proceeding with our Co-Op expansion with the planned opening of our fourth freestanding Co-Op store on the Upper West Side of Manhattan in early September 2004. These growth initiatives, in conjunction with our continued focus on customer service and maximization of key merchandising initiatives are positioning the Company for future growth."

Barneys New York is a luxury retailer with flagship stores in New York City, Beverly Hills and Chicago. In addition, the Company operates three regional full price stores, three CO-OP Barneys New York stores, twelve outlet stores and two semi-annual warehouse sale events. The Company also maintains corporate offices in New York City, an administrative and distribution center in Lyndhurst, New Jersey and has approximately 1,400 employees.

Except for the historical information contained herein, information set forth in this release may contain "forward looking statements" within the meaning of the federal securities laws. These statements include, among others, statements regarding the Company's expected business outlook, anticipated financial and operating results, the Company's business strategy and means to implement the strategy, the Company's objectives, the amount and timing of future store openings and capital expenditures, the likelihood of success in expanding the Company's business, financing plans, working capital needs and sources of liquidity. Forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as filed with the Securities and Exchange Commission.

                     Barneys New York, Inc. and Subsidiaries

                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                   (UNAUDITED)

                                                                                       THREE MONTHS ENDED
                                                                                    5/1/2004       5/3/2003
                                                                                  -------------  --------------

Net sales                                                                         $    112,842   $      91,385
Cost of sales                                                                           62,197          50,597
                                                                                  -------------  --------------

          Gross profit                                                                  50,645          40,788

Expenses:

  Selling, general and administrative expenses (including occupancy costs)              42,209          37,718
  Depreciation and amortization                                                          2,780           2,809
  Other income - net                                                                    (2,018)         (2,048)
                                                                                  -------------  --------------

          Operating income                                                               7,674           2,309

Interest and financing costs, net of interest income                                     3,900           3,369
                                                                                  -------------  --------------

          Income (loss) before income taxes                                              3,774          (1,060)

Income taxes                                                                               225             150
                                                                                  -------------  --------------

          Net income (loss)                                                       $      3,549   $      (1,210)
                                                                                  =============  ==============

Basic net income (loss) per share of common stock                                 $       0.25          ($0.09)
                                                                                  =============  ==============

Diluted net income (loss) per share of common stock                               $       0.25          ($0.09)
                                                                                  =============  ==============

Weighted average number of shares of common stock outstanding:
          Basic                                                                         14,111          14,103
                                                                                  =============  ==============

          Diluted                                                                       14,461          14,103
                                                                                  =============  ==============


The following table reconciles Net income (loss) to EBITDA

Net income (loss)                                                                 $      3,549   $      (1,210)
Interest and financing costs, net of interest income                                     3,900           3,369
Income taxes                                                                               225             150
Depreciation and amortization                                                            2,780           2,809
                                                                                  -------------  --------------
EBITDA                                                                            $     10,454   $       5,118
                                                                                  =============  ==============


EBITDA for each period represents the sum of (a) the respective amounts of Net income (loss) set forth above for such period; plus (b) the respective amounts of Interest and Financing Costs, Net of Interest Income, Income Taxes and Depreciation and Amortization. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. EBITDA is also a measure utilized in a covenant contained in our credit facility and in a covenant in the indenture governing our 9% senior secured notes that limits our ability to incur indebtedness. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. In addition, a substantial portion of our EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.